Exhibit 99.1

DANAHER CORPORATION ANNOUNCES RECORD SECOND QUARTER RESULTS

WASHINGTON, D.C., July 21, 2005 — Danaher Corporation (NYSE:DHR) announced today that net earnings for its second quarter ended July 1, 2005 including the effect of certain gains of $0.03 per share were $229 million, or $0.70 per diluted share, 25.5% higher than its 2004 second quarter net earnings of $182 million, or $0.56 per diluted share. Excluding the effect of these gains, net earnings per diluted share would have been $0.67, a 19.5% increase over the comparable earnings per share for 2004. Sales for the 2005 second quarter were $1,929 million, 19% higher than the $1,621 million reported for the 2004 second quarter. The $0.03 per share gains referred to above relate to the sale of a business and a minority interest.

Net earnings for the first six months of 2005 including the effect of the gains were $417 million, or $1.28 per diluted share, compared with $327 million, or $1.01 per diluted share for 2004, an increase of 27.5%. Excluding the effect of the above described gains, net earnings per diluted share for the first six months of 2005 would have been $1.24, a 23% increase over the comparable earnings per share for 2004. Sales for the first six months of 2005 were $3,755 million compared to $3,164 million for the first six months of 2004, an increase of 19%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are pleased to again report record quarterly earnings. We are particularly pleased to report that growth from existing businesses, also known as core revenues, accounted for 5.5% growth, with all three of our reporting segments delivering higher core revenue growth as compared to the first quarter. Total sales growth for the quarter also includes acquisition growth of 12% and currency gains of 1.5%. Our operating cash flow for the first half of 2005 of $595 million was another record and a 19% increase over the first half of 2004. The broad-based strength we continue to see across our businesses reinforces our confidence in our ability to deliver positive results for the second half of 2005.”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Statements in this release and the attachments to this release that are not strictly historical may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, litigation and other contingent liabilities, the Company’s ability to achieve projected efficiencies and cost reductions, economic conditions in the end-markets the Company sells into, the Company’s ability to expand its business in new geographic markets, commodity costs and surcharges, competition, market demand for new products, currency exchange rates, the integration of acquired businesses, changes in the market for acquisitions and divestitures and general economic conditions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2004 Annual Report on Form 10-K and Second Quarter 2005 Quarterly Report on Form 10-Q.

To download a copy of the full earnings report, please go to www.danaher.com

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Sales	$1,928,627	$1,621,245	$3,754,575	$3,164,436
Operating costs and expenses:
Cost of sales	1,079,024	935,536	2,129,788	1,847,466
Selling, general and administrative expenses	537,158	414,827	1,045,840	821,808
Gain on sales of real estate and other assets	(8,576)	(1,360)	(13,911)	(2,046)

Total operating expenses	1,607,606	1,349,003	3,161,717	2,667,228

Operating profit	321,021	272,242	592,858	497,208
Interest expense	(12,815)	(12,716)	(26,303)	(27,166)
Interest income	7,684	808	8,999	2,327

Earnings before income taxes	315,890	260,334	575,554	472,369
Income taxes	86,870	78,101	158,278	144,892

Net earnings	$229,020	$182,233	$417,276	$327,477

Basic earnings per share	$0.74	$0.59	$1.35	$1.06

Diluted earnings per share	$0.70	$0.56	$1.28	$1.01

Average common stock and common equivalent shares outstanding
Basic	309,639	308,832	309,759	308,618
Diluted	328,724	327,272	329,057	326,878

See notes to consolidated condensed financial statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com).

DANAHER CORPORATION

SUPPLEMENTAL FINANCIAL INFORMATION

	Three Months Ended			Six Months Ended
	July 1, 2005	July 2, 2004	% Change	July 1, 2005	July 2, 2004	% Change
Net earnings before unusual items	$219,468	$181,281	21.0%	$403,856	$326,059	24.0%

After-tax gain on retained debt and equity interest on previously sold business ($5.3 million pre-tax)	3,821	—		3,821	—

After-tax interest benefit on interest collected related to retained debt interest ($4.6 million pre-tax)	3,334	—		3,334	—

After-tax gain on sale of business ($4.6 million pre-tax)	3,314	—		3,314	—

Other after-tax gains (loss) on sale of real estate & other non-operational assets	(917)	952		2,951	1,418

Net earnings per GAAP	$229,020	$182,233	25.5%	$417,276	$327,477	27.5%

Diluted net earnings per share before unusual items	$0.67	$0.56	19.5%	$1.24	$1.01	23.0%

After-tax gain on retained debt and equity interest on previously sold business ($5.3 million pre-tax)	0.01	—		0.01	—

After-tax interest benefit on interest collected related to retained debt interest ($4.6 million pre-tax)	0.01	—		0.01	—

After-tax gain on sale of business ($4.6 million pre-tax)	0.01	—		0.01	—

Other after-tax gains (loss) on sale of real estate & other non-operational assets	—	—		0.01	—

Diluted net earnings per share per GAAP	$0.70	$0.56	25.0%	$1.28	$1.01	27.0%

NOTE: The Company recorded gains and losses on unusual matters and real estate sales in the first two quarters of 2005 and 2004. The Company has presented its earnings per share growth excluding the unusual matters and real estate sale gains (losses). Management believes that presenting certain financial information without these unique items is more representative of the Company’s operational performance and provides additional insight into, and clarifies the basis for, historical and/or future performance, which may be more useful for investors. This information should not be used as a substitute for net earnings or earnings per share in accordance with Generally Accepted Accounting Principles (GAAP).